Exhibit 10.3

STOCK PLEDGE AGREEMENT

STOCK PLEDGE AGREEMENT (this "Agreement"), dated April 18, 2008 made by The S.Z. Management Corporation (“S.Z”), Lavi Krasny (“Krasny”), EGFE LTD West Indies (“EGFE”), Amir Uziel (“Uziel”), Dov Reznik (“Reznik”) and Yoram Drucker (“Drucker”) in favor of Golden Gate Investors, Inc., a California corporation (the "Pledgee"). Each of  S.Z., Krasny, EGFE, Uziel, Reznik and Drucker may be referred to herein individually as a “Pledgor,” and collectively as the “Pledgors”).

W I T N E S S E T H:

WHEREAS, pursuant to the provisions of that certain Securities Purchase Agreement of even date herewith between TraceGuard Technologies, Inc. (the "Company") and the Pledgee (the "Purchase Agreement"), the Pledgee has agreed to lend to the Company and the Company has agreed to borrow from the Pledgee an aggregate of $1,500,000, $225,000 of which shall be advanced in cash as of the date of the closing of the Purchase Agreement (the “Initial Cash Advance”), and up to an additional $425,000 of which may be advanced in cash as set forth in Section I.B. of the Purchase Agreement (the “Additional Cash Advance,” if any, together with the Initial Cash Advance, the “Cash Advance”) under certain terms and conditions set forth in the Purchase Agreement and as further set forth in the Debenture (as defined in the Purchase Agreement);

WHEREAS, pursuant to the provisions of the Purchase Agreement, and as a condition to the obligation of the Pledgee to lend thereunder, each Pledgor has agreed to make the pledge contemplated by this Agreement in order to induce the Pledgee to perform its obligations under the Purchase Agreement;

WHEREAS, each Pledgor is a shareholder of the Company, and as such, will derive direct and indirect benefits from the Purchase Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.

1.1 Pledge and Security Interest. Each Pledgor hereby pledges to the Pledgee, and grants to the Pledgee a continuing security interest in, the following (collectively, the "Pledged Collateral"):

(a)
An aggregate of Three Million (3,000,000) shares of common stock (the "Pledged Shares" or “Pledged Collateral”) of the Company, in the aggregate, owned by the Pledgors, which shall, for the term of this agreement, be placed in the name of the Pledgee, represented by the certificates identified in Schedule 1(a) annexed hereto representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, provided however that Pledgee shall have no beneficial ownership interest (with beneficial ownership calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) in the Pledged Shares unless and until an Event of Default (as defined below) has occurred and the Pledgee has elected to exercise the rights set forth in Section 13 of this Agreement; and

(b)	all proceeds of any and all of the foregoing Pledged Collateral, in whatever form (including, without limitation, proceeds that constitute property of the types described above).

SECTION 2. Security for Obligations. This Agreement secures the payment and performance of the following obligations (collectively, the "Obligations"): all present and future indebtedness, obligations, covenants, duties and liabilities of any kind or nature of the Company to the Pledgee now existing or hereafter arising under or in connection with this Agreement, the Purchase Agreement, the Debenture, and any and all related agreements, documents and instruments, each as now existing and as hereafter amended, modified and supplemented (collectively, the "Transaction Documents"), provided however, that the Obligations shall be limited at any given time to an amount not to exceed the lesser of (i) the Cash Advance, or (ii) that portion of the Cash Advance that has not been converted into the Company’s Common Stock under the terms of the Debenture and remains represented by the outstanding principal balance of the Debenture.

SECTION 3. Delivery of Pledged Collateral. Concurrently herewith, all certificates representing or evidencing the Pledged Shares, in suitable form for transfer by delivery, and in the name of the Pledgee are being deposited with and delivered to the Pledgee represented by a stock certificate or certificates evidencing 3,000,000 shares of the Company’s Common Stock (the aggregate of all such certificates referred to herein as a “Pledged Shares Certificate”).

SECTION 4. Representations and Warranties. Each Pledgor represents and warrants as follows:

(a)	The Pledged Shares set forth opposite the Pledgor’s name in Schedule 1(a) attached hereto have been beneficially owned by such Pledgor for at least twelve months from the date hereof.

(b)
The Pledgor is the legal, record and beneficial owner of the Pledged Collateral represented opposite such Pledgor’s name in Schedule 1(a) attached hereto, free and clear of any lien, security interest, restriction, option or other charge or encumbrance (each a “Lien”, and collectively, "Liens") except for the security interest created by this Agreement.

(c)
The Pledgor has made necessary inquiries of the Company and believes that the Company fully intends to fulfill and has the capability of fulfilling Obligations to be performed by the Company in accordance with the terms of the Transaction Documents.

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(d)
The Pledgor is not acting, and has not agreed to act, in any plan to sell or dispose of the Pledged Shares in a manner intended to circumvent the registration requirements of the Securities Act of 1933, as amended, or any applicable state law.

(e)
The Pledgor has been advised by counsel of the elements of a bona fide pledge for purposes of Rule 144(d)(3)(iv) under the Securities Act of 1933, as amended, including the relevant SEC interpretations and affirms the pledge of shares by such Pledgor pursuant to this Pledge Agreement will constitute a bona fide pledge of such shares for purposes of such Rule.

(f)
This Agreement constitutes a legal, valid and binding obligation of such Pledgor enforceable in accordance with its terms (except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect).

(g)
The pledge of the Pledged Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Collateral, securing payment and performance of the Obligations.

(h)
No consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest), or (iii) for the exercise by the Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with any disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally).

(i)	There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(j)
The mailing address of the Pledgor is set forth in Section 17 of this Agreement and the Pledgor will not change its address except upon not less than thirty (30) days' prior written notice to the Pledgee.

SECTION 5. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, such Pledgor shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Pledgee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. The Company and/or each Pledgor shall take all further action that may be necessary or desirable, or that the Pledgee may reasonably request to assist in the delivery to the Pledgee of any legal opinion(s) necessary for the Pledgee to sell or otherwise dispose of the Pledged Collateral upon an Event of Default (the “Legal Opinion Assistance”). In the event that any Pledgor and/or the Company fail to provide the Legal Opinion Assistance, the Pledgee shall have the right to seek legal remedy, including without limitation remedies of specific performance and/or monetary damages, from such Pledgor and/or the Company for the full amount of damages to the Pledgee resulting directly or indirectly from such failure to provide the Legal Opinion Assistance, including without limitation any damages to the Pledgee resulting from the inability of the Pledgee to sell, dispose of, or transfer the Pledged Collateral due to the failure of the Company and/or such Pledgor to provide the Legal Opinion Assistance.

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SECTION 6. Voting Rights; Dividends; Etc.

(a)	So long as: (i) no Event of Default shall have occurred and been declared and (ii) the balance of the Debenture shall not have been accelerated:

(i)
Each Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement;

(ii)	Each Pledgor shall be entitled to receive and retain any and all cash dividends and interest paid in respect of the Pledged Collateral; provided, however, that any and all:

(A)
dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

(B)
dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(C)	cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral,

shall be, and shall be forthwith delivered to the Pledgee to hold as Pledged Collateral, and shall, if received by any Pledgor, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement or assignment).

(b)
After the occurrence of any Event of Default if within twenty four hours of delivery of written notice of such Event of Default (as hereinafter defined) from the Pledgee the Company has not paid all outstanding principal and accrued an unpaid interest and fees (including penalties) owed on the Debenture and any liquidated damages associated with such Event of Default, until the Debenture shall have been satisfied by conversion or payment in full:

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(i)
All rights of any and all Pledgors to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a)(i) and to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Pledgee holding the applicable Pledged Collateral who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments.

(ii)
All dividends and interest payments which are received by any Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be segregated from other funds of such Pledgor and shall be forthwith paid over to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 7. Transfers and Other Liens; Additional Shares. Each Pledgor agrees that it shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest granted pursuant to this Agreement.

SECTION 8.   Pledgee Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Pledgee as such Pledgor's attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in Pledgee's discretion to take any action and to execute any instrument which Pledgee may deem necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

SECTION 9. Pledgee May Perform. If any Pledgor fails to perform any agreement contained herein, Pledgee may itself perform, or cause performance of, such agreement, and the expenses of Pledgee incurred in connection therewith shall be payable jointly and severally by the Pledgors to Pledgee along with any other amounts due to be paid by any Pledgor to Pledgee hereunder.

SECTION 10. The Pledgee's Duties. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Pledgee shall not have any duty as to any Pledged Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not such party has or is to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Pledged Collateral. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of any Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which such party accords its own property.

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SECTION 11. Event of Default. The occurrence of any of the following events, which events occur prior to the date the Company pays or converts upon the request of the Pledgee all amounts due on the Debenture in connection with the Cash Advance, including any liquidated damages that may become due, shall constitute an event of default under this Agreement (each, an "Event of Default"):

(a)	the Company’s breach of a material covenant under this Agreement or the occurrence of an Event of Default under the Debenture;

(b)
if any representation or warranty of any Pledgor set forth in this Agreement shall be breached or shall be untrue or incorrect in any material respect or any Pledgor shall otherwise breach any term of this Agreement; or

(c)
the filing of any financing statement with regard to any of the Pledged Collateral other than pursuant to this Agreement, or the attachment of any additional Lien to any portion of the Pledged Collateral in favor of any Person other than the Pledgee.

SECTION 12. Cross-Default; Cross-Collateralization. Each Pledgor and the Company each acknowledge and agree that any default under the terms of this Agreement shall constitute a default by the Company under the Debenture. The security interests, liens and other rights and interests in and relative to any of the personal property of any Pledgor now or hereafter granted to the Pledgee by any Pledgor pursuant to any agreement, document or instrument, including, but not limited to, this Agreement, the Purchase Agreement or the Debenture, shall serve as security for any and all of the Obligations, and, for the repayment thereof, Pledgee may resort to any such collateral in such order and manner as Pledgee may elect.

SECTION 13. Remedies upon Event of Default. After the occurrence of any Event of Default if within twenty four hours of receiving written notice of such Event of Default from the Pledgee the Company has not paid all outstanding principal and accrued and unpaid interest and all other amounts owed on the Debenture to the extent of the Cash Advance:

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(a)
Pledgee may exercise in respect of the Pledged Collateral held by it, in addition to other rights and remedies provided for herein or otherwise available to the Pledgee (including, without limitation, the vesting in the Pledgee pursuant to Section 6(b)(i) of the sole right to exercise voting rights pertaining to the Pledged Collateral, including, without limitation, voting rights with respect to the sale of assets of the Company), all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of California at that time (the "UCC") (whether or not the UCC applies to the affected Collateral), and may also, without notice except as specified below, to the extent required to pay all amounts due on the Debenture associated with such Event of Default (provided however that such amounts shall not exceed the Cash Advance), including without limitation principal, accrued but unpaid interest, liquidated damages, if any, that are due under the Debenture and fees, sell, in a commercially reasonable sale, the Pledged Collateral or any part thereof in one or more parcels at a public sale, provided that the Pledged Collateral is then trading on a Trading Market (as defined in the Debenture), or at a private sale, if the Pledged Collateral is no longer trading on a Trading Market, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable. The application of the proceeds realized upon the sale of the Pledged Collateral may, in the sole discretion of the Pledgee, be applied to all or any portion of the amounts due on the Debenture associated with such Event of Default, in any order specified by the Pledgee, including without limitation the application of the proceeds realized upon the sale of the Pledged Collateral first to the liquidated damages, if any, owed in connection with the Debenture, and then to all other amounts due on the Debenture associated with such Event of Default, including without limitation principal, accrued and unpaid interest thereon and any other fees due under the Debenture, provided however, that such proceeds may only be applied to the satisfaction of the Cash Advance that is then outstanding under the Debenture, if any. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least three (3) days' notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Pledgee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time without notice. Each Pledgor acknowledges and agrees that the Pledged Collateral consisting of the Pledged Shares, and/or any other shares of common stock of the Company, is of a type customarily sold on a recognized market, and accordingly that no notice of the sale thereof need be given.

(b)
Any cash held by Pledgee as Pledged Collateral and all cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of Pledgee, be held as collateral for, and/or then or at any time thereafter be applied (after payment of any amounts payable pursuant to Section 14) in whole or in part against all or any part of the Obligations. Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of all the Obligations shall be paid over to the Pledgors or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 14. Fees. In the event an action is brought by Pledgee to enforce this Agreement, Pledgee shall be entitled to recover its reasonable attorneys’ fees and costs from the Pledgors on a joint and several basis for such action.

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SECTION 15. Continuing Security Interest; Termination. This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until the indefeasible payment in full of the Obligations. Upon the indefeasible payment in full of the Obligations, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgors and all certificates representing the Pledged Collateral shall be re-issued in the name of the respective Pledgors, such Pledgor’s successors or assigns to the extent such certificates are not already in such names. Upon any such termination, the Pledgee shall immediately but no later than three Business Days after such termination, at the Company’s expense, return to the Company such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Company such documents as the Pledgors shall reasonably request to evidence such termination. Notwithstanding the foregoing, within ten days of the Cash Advance being repaid to the Pledgee or converted in full by the Pledgee, either due to repayment by the Company or conversion of the Cash Advance into the Company’s Common Stock at the request of the Pledgee under the terms of the Debenture, the Pledgee shall return to the Company the Pledged Shares Certificate.

SECTION 16. Governing Law; Terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws. Each Pledgor agrees to submit itself to the in personam jurisdiction of the state and federal courts situated within San Diego County, California with regard to any controversy arising out of or relating to this Agreement. Unless otherwise defined herein or in the Purchase Agreement, terms defined in Article 9 of the UCC are used herein as therein defined.

SECTION 17. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been received when delivered personally (which shall include, without limitation, via express overnight courier) or if mailed, three (3) Business Days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses of the parties as set forth in the Purchase Agreement, and if to the Pledgor, to the following address:

The S.Z. Management Corporation
Joseph Shefet, Liechtenste instrasse 3/15
Vienna A-1090 Austria
Facsimile: +43-19422926

Lavi Krasny
8 Pamoni, Tel Aviv
Israel
Facsimile: +972-3-6130443

EGFE LTD West Indies
7 Zabutinski, Ramat Gan
Israel
Facsimile: +973-3-6120616

Amir Uziel
9 Hakormin, Rishon LeZion
Israel
Facsimile: +973-3-6120616

Dov Reznik
25/13 Zabutinski, Netania
Israel
Facsimile: +972-3-6116201

Yoram Drucker
31 Dov Sadan, Jeruzalem
Israel
Facsimile: +972-2-5853275

or if by facsimile, (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified below prior to 5:30 p.m. (Pacific Time), or (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile between 5:30 p.m. (Pacific Time) on any date and earlier than 11:59 p.m. (Pacific Time) on any such date the date immediately following the date of transmission.

SECTION 18. Waivers.

(a)
Waivers. Each Pledgor waives any right to require the Pledgee to (i) proceed against any person, (ii) proceed against any other collateral under any other agreement, (iii) pursue any other remedy, or (iv) make presentment, demand, dishonor, notice of dishonor, acceleration and/or notice of non-payment.

(b)
Waiver of Defense. No course of dealing between any Pledgor and the Pledgee, nor any failure to exercise nor any delay in exercising on the part of Pledgee, any right, power, or privilege under this Agreement or under any of the other Transaction Documents shall operate as a waiver. No single or partial exercise of any right, power, or privilege under this Agreement or under any of the other Transaction Documents shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

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SECTION 19. Rights Are Cumulative. All rights and remedies of the Pledgee with respect to the Pledged Collateral, whether established by this Agreement, the other Transaction Documents or by law, shall be cumulative and may be exercised concurrently or in any order.

SECTION 20. Indemnity. Each Pledgor agrees jointly and severally:

(a)
to indemnify and hold harmless the Pledgee and its respective, employees, consultants, officers, directors, shareholder, partners, attorneys, successors and assigns against and from all liabilities, losses, and costs (including, without limitation, reasonable attorneys' fees) arising out of or relating to the taking or the failure to take action in respect of any transaction effected under this Agreement or in connection with the lien provided for herein, including, without limitation, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Collateral.

(b)
to pay and reimburse the Pledgee upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that the Pledgee may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Pledged Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Pledged Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder, under the Debenture or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by any Pledgor to perform or observe any of the provisions hereof.

The liabilities of each of the Pledgors under this Section 20 shall survive the termination of this Agreement.

SECTION 21. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction, and shall not in any manner affect such provision or part thereof in any other jurisdiction, or any other provision of this Agreement in any jurisdiction.

SECTION 22.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

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SECTION 23. Amendments; Entire Agreement. This Agreement is subject to modification only by a writing signed by the parties. To the extent that any provision of this Agreement conflicts with any provision of the Purchase Agreement or the Debenture, the provision giving the Pledgee greater rights or remedies shall govern, it being understood that the purpose of this Agreement is to add to, and not detract from, the rights granted to the Pledgee under the Purchase Agreement and the Debenture. This Agreement, the Purchase Agreement, the Debenture and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter of this Agreement.

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SECTION 24. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that no Pledgor may, without the prior written consent of the Pledgee, assign or delegate any rights, powers, duties or obligations hereunder, and any such purported assignment or delegation without such consent shall be null and void. Pledgee may assign or delegate any rights, powers, duties or obligations hereunder without the consent of any of the Pledgors.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PLEDGOR:

The S.Z. Management Corporation

By: ______________________
Name: ____________________
Its: _______________________

__________________________
Lavi Krasny

EGFE LTD West Indies

By: ______________________
Name: ____________________
Its: _______________________

__________________________
Amir Uziel

__________________________
Dov Reznik

__________________________
Yoram Drucker

PLEDGEE:

Golden Gate Investors, Inc.

By:
Name: Travis W. Huff
Title: Vice President and Portfolio Manager

ACKNOWLEDGED AND AGREED:

TraceGuard Technologies, Inc.

By:
Name:
Title:

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SCHEDULE 1(a)

Pledged Shares

3,000,000 shares of Common Stock of TraceGuard Technologies, Inc. in the aggregate, certificated as follows:

Pledgor	Number of Shares	Certificate No.

The S.Z. Management Corporation	850,000	0350
The S.Z. Management Corporation	170,000	0246
Lavi Krasny	250,000	0423
Lavi Krasny	100,000	0252
EGFE LTD West Indies	428,571	0534
Amir Uziel	158,335	0984
Amir Uziel	250,000	0422
Dov Reznik	44,506*	0651
Yoram Drucker	7,500	0616
Yoram Drucker	7,500	0617
Yoram Drucker	7,500	0618
Yoram Drucker	7,500	0619
Yoram Drucker	500,000	0309
Yoram Drucker	250,000	0424

*31,412 of these shares shall not be Pledged Shares

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